Exhibit 99.1

PRESS RELEASE

MAA Announces Closing of $150 Million Unsecured Term Loan

Memphis, TN: March 5, 2012. MAA (NYSE: MAA) today announced the closing of a $150 million unsecured term loan agreement. The loan has a five-year term and a variable interest rate of LIBOR plus a spread of 1.40% to 2.15%, depending on the company's leverage levels. At the time MAA obtains an additional investment grade rating, the term loan will bear a variable interest rate of LIBOR plus a spread of 1.10% to 2.05%, based upon the company’s investment grade rating. Covenants for the term loan mirror MAA’s recently closed $250 million unsecured credit facility.

Proceeds from the term loan will be used to repay outstanding balances on a secured line of credit.

On the term loan, Keybank National Association and J.P. Morgan Securities, LLC acted as joint lead arrangers; Keybank National Association served as administrative agent; JPMorgan Chase Bank, N.A. served as syndication agent; and Regions Bank, UBS Loan Finance LLC and Bank of Montreal acted as co-documentation agents. Other lenders also included Fifth Third Bank, PNC Bank, National Association and First Tennessee Bank National Association.

In conjunction with this transaction, MAA has entered into three forward interest rate swap agreements totaling a notional amount of $150 million, effectively fixing the variable interest rate on the term loan to a fixed rate of 2.71%, including the credit spread at the time of the closing. The interest rate swaps have the same maturity of the underlying term loan.

Al Campbell, Executive Vice President and Chief Financial Officer, said “We are pleased with the support of our bank partners in executing such a successful transaction. This unsecured term loan is an important element of our long-term financing goals; supporting acquisition and development funding, while also allowing the company to further build our unencumbered asset portfolio.”

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,537 apartment units throughout the Sunbelt region of the U.S. For further details, please contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138. MAA’s filings with the SEC are filed under the registrant name Mid-America Apartment Communities, Inc.

Forward-Looking Statements

MAA considers portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the plans expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.